Exhibit 99.1

CONTACT:	Lindsey Crabbe	FOR IMMEDIATE RELEASE
(214) 874-2339

CAPSTEAD MORTGAGE CORPORATION
ANNOUNCES THIRD QUARTER 2015 RESULTS

DALLAS – October 28, 2015 – Capstead Mortgage Corporation (NYSE: CMO) (“Capstead” or the “Company”) today announced financial results for the quarter ended September 30, 2015.

Third Quarter 2015 Highlights

•	Generated earnings of $21.1 million or $0.18 per diluted common share
•	Paid common dividend of $0.26 per common share
•	Book value decreased 2.8%, or $0.34 to $11.96 per common share
•	Financing spreads on residential mortgage investments decreased 10 basis points to 0.74% reflecting higher mortgage prepayment levels and borrowing rates
•	Agency-guaranteed ARM portfolio and leverage ended the quarter at $13.96 billion and 8.80 times long-term investment capital, respectively

Capstead reported net income of $21.1 million or $0.18 per diluted common share for the quarter ended September 30, 2015.  This compares to net income of $24.9 million or $0.22 per diluted common share for the quarter ended June 30, 2015.  The Company paid a third quarter 2015 dividend of $0.26 per common share on October 20, 2015.

Third Quarter Earnings and Related Discussion

Capstead is a self-managed real estate investment trust, or REIT, for federal income tax purposes. The Company earns income from investing in a leveraged portfolio of short-duration residential adjustable-rate mortgage pass-through securities, referred to as ARM securities, issued and guaranteed by government-sponsored enterprises, either Fannie Mae or Freddie Mac, or by an agency of the federal government, Ginnie Mae.  This strategy differentiates the Company from its peers because the ARM loans underlying its investment portfolio reset to more current interest rates within a relatively short period of time.  This positions the Company to benefit from a potential recovery in financing spreads that typically contract during periods of rising interest rates and can result in smaller fluctuations in portfolio values compared to portfolios containing a significant amount of longer-duration ARM and fixed-rate mortgage securities.  Duration is a common measure of market price sensitivity to interest rate movements.  A shorter duration generally indicates less interest rate risk.

For the quarter ended September 30, 2015, the Company reported net interest margins related to its residential mortgage investments of $27.2 million compared to $30.2 million for the quarter ended June 30, 2015.  Financing spreads on residential mortgage investments averaged 0.74% during the third quarter, a decrease of 10 basis points from financing spreads earned during the second quarter of 2015.  The decrease in net interest margins and financing spreads is primarily attributable to higher investment premium amortization resulting from higher mortgage prepayment levels and to higher borrowing rates.  Financing spreads on residential mortgage investments is a non-GAAP financial measure based solely on yields on residential mortgage investments, net of borrowing rates on secured borrowings, adjusted for currently-paying interest rate swap agreements held for hedging purposes.

Yields on Capstead’s $13.96 billion portfolio of residential mortgage investments averaged 1.43% during the third quarter of 2015, a decrease of three basis points from yields reported for the second quarter 2015.  This decrease is primarily due to a $1.3 million increase in investment premium amortization largely as a result of an increase in mortgage prepayment rates to an annualized constant prepayment rate, or CPR, for the third quarter of 23.21% compared to 21.98% CPR reported for the second quarter of 2015.  Portfolio runoff, which consists of scheduled payments as well as prepayments on mortgage loans underlying the Company’s residential mortgage investments, significantly impacts portfolio yields because investment premiums are amortized to earnings based on actual and expected future levels of mortgage prepayments.  Mortgage prepayment levels are heavily influenced by the availability of mortgage financing with attractive terms and the overall health of the housing markets.  The following table illustrates the progression of the Company’s portfolio of residential mortgage investments for the quarter and nine months ended September 30, 2015 (dollars in thousands):

	Quarter Ended September 30, 2015	Nine Months Ended September 30, 2015
Residential mortgage investments, beginning of period	$14,155,863	$13,908,104
Portfolio acquisitions (principal amount) at average lifetime purchased yields of 2.55% and 2.47%, respectively	795,438	2,665,943
Investment premiums on acquisitions*	25,407	91,256
Portfolio runoff (principal amount)	(972,548)	(2,590,368)
Investment premium amortization	(34,323)	(92,458)
Decrease in net unrealized gains on securities classified as available-for-sale	(11,130)	(23,770)
Residential mortgage investments, end of period	$13,958,707	$13,958,707
(Decrease) increase in residential mortgage investments during the indicated periods	$(197,156)	$50,603

*	Residential mortgage investments typically are acquired at a premium to the securities’ unpaid principal balances. Investment premiums are recognized in earnings as portfolio yield adjustments using the interest method over the estimated lives of the related investments. As such, the level of mortgage prepayments impacts how quickly investment premiums are amortized.

Rates on Capstead’s $12.75 billion in secured borrowings, after adjusting for currently-paying interest rate swap agreements held for hedging purposes, averaged 0.69% during the third quarter of 2015, an increase of seven basis points from adjusted borrowing rates reported for the second quarter of 2015.  The increase is largely attributable to market conditions, including expectations during the quarter for Federal Reserve action to raise short-term interest rates in the near term and greater use of higher-rate, longer-maturity secured borrowings.  To help mitigate exposure to rising short-term interest rates, the Company uses pay-fixed, receive-variable interest rate swap agreements with two-year interest payment terms supplemented with longer-maturity secured borrowings when available at attractive rates and terms.  At September 30, 2015 the Company held $8.40 billion notional amount of portfolio financing-related interest rate swap agreements with contract expirations occurring at various dates through the fourth quarter 2017 and a weighted average expiration of 10 months, and $3.25 billion in longer-maturity secured borrowings with maturities occurring at various dates through the first quarter 2017 and a weighted average remaining maturity of eight months.

Operating costs expressed as an annualized percentage of long-term investment capital averaged 1.17% during the third quarter of 2015 and 1.00% year-to-date.  Capstead remains a clear leader in terms of operating cost efficiency among its mortgage REIT peers.

Long-Term Investment Capital, Portfolio Leverage and Book Value per Common Share

Capstead’s long-term investment capital, which consists of common and perpetual preferred stockholders’ equity and $100 million of long-term unsecured borrowings, decreased $31.1 million during the third quarter to $1.45 billion at quarter-end reflecting lower portfolio pricing levels, an increase in unrealized losses on interest rate swap agreements held for hedging purposes, and dividend distributions in excess of earnings.  Portfolio leverage (secured borrowings divided by long-term investment capital) increased to 8.80 to one at September 30, 2015 from 8.76 to one at June 30, 2015.

The following table illustrates the progression of the Company’s book value per common share (total stockholders’ equity, less preferred share liquidation preferences, divided by shares of common stock outstanding) as well as changes in book value expressed as percentages of beginning book value for the quarter and nine months ended September 30, 2015:

	Quarter Ended September 30, 2015		Nine Months Ended September 30, 2015
Book value per common share, beginning of period	$12.30		$12.52
Change in unrealized gains and losses on mortgage securities classified as available-for-sale	(0.12)		(0.25)
Change in unrealized gains and losses on interest rate swap agreements designated as cash flow hedges of:
Secured borrowings	(0.05)		(0.10)
Unsecured borrowings	(0.09)		(0.06)
	(0.26)	(2.1)%	(0.41)	(3.3)%
Capital transactions:
Dividend distributions in excess of earnings	(0.08)		(0.17)
Other (principally related to equity awards)	–		0.02
	(0.08)	(0.7)%	(0.15)	(1.2)%
Book value per common share, end of period	$11.96		$11.96

Decrease in book value per common share during the indicated periods	$(0.34)	(2.8)%	$(0.56)	(4.5)%

Nearly all of Capstead’s residential mortgage investments and all of its interest rate swap agreements are reflected at fair value on the Company’s balance sheet and related unrealized gains and losses are included in the calculation of book value per common share.  The Company’s borrowings, however, are not reflected at fair value on the balance sheet.  Fair value is impacted by market conditions, including changes in interest rates, and the availability of financing at reasonable rates and leverage levels, among other factors.  The Company’s investment strategy attempts to mitigate these risks by focusing on investments in agency-guaranteed residential mortgage pass-through securities, which are considered to have little, if any, credit risk and are collateralized by ARM loans with interest rates that reset periodically to more current levels generally within five years.  Because of these characteristics, the fair value of Capstead’s portfolio is less vulnerable to significant pricing declines caused by credit concerns or rising interest rates compared to leveraged portfolios containing a significant amount of non-agency-guaranteed securities or agency-guaranteed securities backed by longer-duration ARM and/or fixed-rate loans.

Management Remarks

Commenting on current operating and market conditions, Andrew F. Jacobs, President and Chief Executive Officer, said, “Mortgage prepayment levels have been elevated in recent quarters primarily as a result of lower mortgage rates available earlier in the year as well as seasonal factors.  This has contributed to higher investment premium amortization and lower yields in the second and third quarters.  Mortgage prepayment rates peaked at 23.93% CPR in July before beginning to subside, with October reported at 21.14% CPR.  We anticipate mortgage prepayments to decline further over the winter months in part due to seasonal factors.  This is expected to lead to lower investment premium amortization in the coming quarters and better financial results for the Company, provided mortgage interest rates do not decline considerably from current levels.

“Current borrowing conditions are healthy with opportunities to secure additional longer-maturity, committed financing at attractive rates.  In August, we began supplementing our borrowings under repurchase arrangements with advances from the FHLB of Cincinnati and as of September 30, 2015 these advances totaled $2.30 billion.  Our future borrowing rates will be dependent on market conditions, including the availability of longer-maturity borrowings and interest rate swap agreements at attractive rates.  During the current quarter portfolio leverage increased marginally to 8.80 to one at quarter-end from 8.76 to one at June 30, 2015.  We are comfortable with this level of leverage given the current health and breadth of the financing market for agency-guaranteed mortgage securities and the composition of our portfolio.

“Interest rates across the yield curve continued to be volatile in the third quarter.  Uncertainty regarding the timing of the first increase in the federal funds rate in almost a decade contributed to this volatility and negatively affected our borrowing costs.  Although many in the financial markets expected the initial rate hike to be in September, the Federal Open Market Committee (“FOMC”) left rates unchanged at their September and October meetings.  In remarks made after the September meeting, FOMC Chair Janet Yellen indicated that in spite of improvements in labor market conditions, inflation rates continued below target due to declines in energy and import prices.  She also noted that heightened concerns about growth in China and other emerging markets had led to increased volatility in financial markets.  In reaction to this decision and weakness in recent economic releases, market expectations of FOMC action to increase short-term interest rates by year-end have declined, with many market participants now predicting the initial rate increase to be implemented late in the first quarter of 2016.

 “Even with the interest rate volatility experienced thus far in 2015, for the twelve months ended September 30, 2015 we produced an economic return of 4.6% (consisting of cumulative common dividends of $1.22 per share offset by a $0.64 per share decline in book value per common share).  While below our expectations, we believe this result compares favorably with economic returns produced by other mortgage REITs and speaks to the resiliency inherent in our short-duration ARM investment strategy.  In conclusion, we remain confident in and focused on our investment strategy of managing a leveraged portfolio of agency-guaranteed residential ARM securities that can produce attractive risk-adjusted returns over the long term while reducing, but not eliminating, sensitivity to changes in interest rates.”

Earnings Conference Call Details

An earnings conference call and live audio webcast will be hosted Thursday, October 29, 2015 at 9:00 a.m. ET.  The conference call may be accessed by dialing toll free (877) 505-6547 in the U.S., (855) 669-9657 for Canada, or (412) 902-6660 for international callers.  A live audio webcast of the conference call can be accessed via the investor relations section of the Company’s website at www.capstead.com, and an audio archive of the webcast will be available for approximately 90 days.  The audio replay will be available one hour after the end of the conference call through January 29, 2016.  The replay can be accessed by dialing toll free (877) 344-7529 in the U.S., (855) 669-9658 for Canada, or (412) 317-0088 for international callers and entering conference number 10074140.

Cautionary Statement Concerning Forward-looking Statements

This document contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements include, without limitation, any statement that may predict, forecast, indicate or imply future results, performance or achievements, and may contain the words “believe,” “anticipate,” “expect,” “estimate,” “intend,” “will be,” “will likely continue,” “will likely result,” or words or phrases of similar meaning.  Forward-looking statements are based largely on the expectations of management and are subject to a number of risks and uncertainties including, but not limited to, the following:

•	changes in general economic conditions;
•	fluctuations in interest rates and levels of mortgage prepayments;
•	the effectiveness of risk management strategies;
•	the impact of differing levels of leverage employed;
•	liquidity of secondary markets and credit markets;
•	the availability of financing at reasonable levels and terms to support investing on a leveraged basis;
•	the availability of new investment capital;
•	the availability of suitable qualifying investments from both an investment return and regulatory perspective;
•	changes in legislation or regulation affecting Fannie Mae, Freddie Mac, Ginnie Mae, the Federal Home Loan Bank system and similar federal government agencies and related guarantees;
•	other changes in legislation or regulation affecting the mortgage and banking industries;
•	changes in market conditions as a result of Federal Reserve monetary policy or federal government fiscal challenges;

•	deterioration in credit quality and ratings of existing or future issuances of Fannie Mae, Freddie Mac or Ginnie Mae securities;
•	changes in legislation or regulation affecting exemptions for mortgage REITs from regulation under the Investment Company Act of 1940; and
•	increases in costs and other general competitive factors.

In addition to the above considerations, actual results and liquidity are affected by other risks and uncertainties which could cause actual results to be significantly different from those expressed or implied by any forward-looking statements included herein.  It is not possible to identify all of the risks, uncertainties and other factors that may affect future results.  In light of these risks and uncertainties, the forward-looking events and circumstances discussed herein may not occur and actual results could differ materially from those anticipated or implied in the forward-looking statements.  Forward-looking statements speak only as of the date the statement is made and the Company undertakes no obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.  Accordingly, readers of this document are cautioned not to place undue reliance on any forward-looking statements included herein.

CAPSTEAD MORTGAGE CORPORATION
CONSOLIDATED BALANCE SHEETS
(in thousands, except ratios, pledged and per share amounts)

	September 30, 2015	December 31, 2014
	(unaudited)
Assets
Residential mortgage investments ($13.33 and $13.48 billion pledged at September 30, 2015 and December 31, 2014, respectively)	$13,958,707	$13,908,104
Cash collateral receivable from interest rate swap counterparties	65,868	53,139
Interest rate swap agreements at fair value	–	1,657
Cash and cash equivalents	100,502	307,526
Receivables and other assets	177,038	118,643
	$14,302,115	$14,389,069
Liabilities
Secured borrowings	$12,752,523	$12,806,843
Interest rate swap agreements at fair value	41,240	27,034
Unsecured borrowings	100,000	100,000
Common stock dividend payable	26,048	34,054
Accounts payable and accrued expenses	32,874	30,367
	12,952,685	12,998,298
Stockholders’ equity
Preferred stock - $0.10 par value; 100,000 shares authorized: 7.50% Cumulative Redeemable Preferred Stock, Series E, 8,133 and 7,618 shares issued and outstanding ($203,323 and $190,454 aggregate liquidation preferences) at September 30, 2015 and December 31, 2014, respectively	196,614	183,936
Common stock - $0.01 par value; 250,000 shares authorized: 95,825 and 95,848 shares issued and outstanding at September 30, 2015 and December 31, 2014, respectively	958	958
Paid-in capital	1,310,402	1,325,340
Accumulated deficit	(346,464)	(346,885)
Accumulated other comprehensive income	187,920	227,422
	1,349,430	1,390,771
	$14,302,115	$14,389,069
Long-term investment capital (consists of stockholders’ equity and unsecured borrowings) (unaudited)	$1,449,430	$1,490,771
Portfolio leverage (secured borrowings divided by long-term investment capital) (unaudited)	8.80:1	8.59:1
Book value per common share (based on common shares outstanding and calculated assuming liquidation preferences for preferred stock) (unaudited)	$11.96	$12.52

CAPSTEAD MORTGAGE CORPORATION
CONSOLIDATED STATEMENTS OF INCOME
(in thousands, except per share amounts)
(unaudited)

	Quarter Ended September 30		Nine Months Ended September 30
	2015	2014	2015	2014
Interest income
Residential mortgage investments	$49,485	$53,862	$158,471	$170,399
Other	88	78	281	216
	49,573	53,940	158,752	170,615
Interest expense
Secured borrowings	(22,272)	(16,099)	(61,584)	(47,048)
Unsecured borrowings	(2,122)	(2,122)	(6,367)	(6,366)
	(24,394)	(18,221)	(67,951)	(53,414)
	25,179	35,719	90,801	117,201
Other revenue (expense)
Salaries and benefits	(1,104)	(999)	(3,256)	(3,116)
Short-term incentive compensation	(1,424)	(613)	(2,946)	(1,550)
Long-term incentive compensation	(536)	(624)	(1,371)	(1,874)
Other general and administrative expense	(1,309)	(1,058)	(3,628)	(3,228)
Miscellaneous other revenue (expense)	261	(34)	368	(87)
	(4,112)	(3,328)	(10,833)	(9,855)
Net income	$21,067	$32,391	$79,968	$107,346
Net income available to common stockholders
Net income	$21,067	$32,391	$79,968	$107,346
Less preferred stock dividends	(3,809)	(3,529)	(11,339)	(10,216)
	$17,258	$28,862	$68,629	$97,130

Net income per common share
Basic and diluted	$0.18	$0.30	$0.72	$1.02

Weighted average common shares outstanding
Basic	95,530	95,405	95,500	95,384
Diluted	95,721	95,677	95,695	95,614

Cash dividends declared per share
Common	$0.26	$0.34	$0.88	$1.02
Series E preferred	0.47	0.47	1.41	1.41

CAPSTEAD MORTGAGE CORPORATION
CONDENSED QUARTERLY STATEMENTS OF INCOME AND SELECT OPERATING STATISTICS
(unaudited)

	2015			2014
	Q3	Q2	Q1	Q4	Q3	Q2
Condensed Quarterly Statements of Income:
(in thousands, except per share amounts)
Interest income on residential mortgage investments (before investment premium amortization)	$83,808	$83,398	$83,723	$82,509	$82,146	$82,233
Investment premium amortization	(34,323)	(33,057)	(25,078)	(26,159)	(28,284)	(25,141)
Related interest expense	(22,272)	(20,098)	(19,214)	(18,107)	(16,099)	(15,542)
	27,213	30,243	39,431	38,243	37,763	41,550
Other interest income (expense)*	(2,034)	(2,023)	(2,029)	(2,023)	(2,044)	(2,045)
	25,179	28,220	37,402	36,220	35,719	39,505
Salaries and benefits	(1,104)	(1,103)	(1,049)	(996)	(999)	(985)
Short-term incentive compensation	(1,424)	(830)	(692)	(565)	(613)	(397)
Long-term incentive compensation	(536)	(227)	(608)	(201)	(624)	(624)
Other general and administrative expense	(1,309)	(1,170)	(1,149)	(929)	(1,058)	(967)
Miscellaneous other revenue (expense)	261	54	53	(55)	(34)	32
	(4,112)	(3,276)	(3,445)	(2,746)	(3,328)	(2,941)
Net income	$21,067	$24,944	$33,957	$33,474	$32,391	$36,564
Net income per diluted common share	$0.18	$0.22	$0.32	$0.31	$0.30	$0.35
Average diluted common shares outstanding	95,721	95,689	95,674	95,674	95,677	95,626

Select Operating Statistics:
(dollars in millions, percentages annualized)
Average portfolio outstanding (cost basis)	$13,885	$13,854	$13,834	$13,597	$13,457	$13,384
Average long-term investment capital (“LTIC”)	1,477	1,504	1,502	1,508	1,510	1,498
Financing spreads on residential mortgage investments	0.74%	0.84%	1.11%	1.10%	1.09%	1.22%
Constant prepayment rate (“CPR”)	23.21	21.98	16.66	17.58	19.18	17.22
Operating costs as a percentage of LTIC	1.17	0.89	0.94	0.71	0.87	0.80
Return on common equity capital	5.80	7.02	10.10	9.68	9.32	10.82

*	Consists principally of interest on unsecured borrowings.

CAPSTEAD MORTGAGE CORPORATION
QUARTERLY FINANCING SPREAD ANALYSIS
(annualized, unaudited)

	2015			2014				2013
	Q3	Q2	Q1	Q4	Q3	Q2	Q1	Q4
Yields on residential mortgage investments: (a)
Cash yields	2.42%	2.41%	2.42%	2.43%	2.44%	2.46%	2.46%	2.48%
Investment premium amortization	(0.99)	(0.95)	(0.72)	(0.77)	(0.84)	(0.75)	(0.67)	(0.74)
Adjusted yields	1.43	1.46	1.70	1.66	1.60	1.71	1.79	1.74
Secured borrowing rates: (b)
Unhedged borrowing rates	0.45	0.41	0.38	0.36	0.32	0.32	0.34	0.38
Fixed swap rates	0.57	0.55	0.53	0.51	0.50	0.49	0.50	0.52
Adjusted borrowing rates	0.69	0.62	0.59	0.56	0.51	0.49	0.49	0.49
Financing spreads on residential mortgage investments	0.74	0.84	1.11	1.10	1.09	1.22	1.30	1.25
CPR	23.21	21.98	16.66	17.58	19.18	17.22	15.16	17.14

(a)	Cash yields are based on the cash component of interest income. Investment premium amortization is determined using the interest method which incorporates actual and anticipated future mortgage prepayments. Both are expressed as a percentage calculated on average amortized cost basis for the indicated periods.

(b)	Unhedged borrowing rates represent average rates on secured borrowings, before consideration of related currently-paying interest rate swap agreements.

Fixed swap rates represent the average fixed-rate payments made on currently-paying interest rate swap agreements held for portfolio hedging purposes and exclude differences between LIBOR-based variable-rate payments received on these swaps and unhedged borrowing rates, as well as the effects of any hedge ineffectiveness.  These factors equated to 27, 22 and 22 basis points on average currently-paying swap notional amounts outstanding for the third, second and first quarters of 2015, respectively.

Adjusted borrowing rates reflect unhedged borrowing rates, fixed swap rates and the above mentioned factors, calculated on average secured borrowings outstanding for the indicated periods.

Financing spreads on residential mortgage investments, a non-GAAP financial measure, differs from total financing spreads, an all-inclusive GAAP measure, that is based on all interest-earning assets and all interest-paying liabilities.  Management believes that presenting financing spreads on residential mortgage investments provides useful information for evaluating the performance of the Company’s portfolio.  The following reconciles these two measures.

	2015			2014				2013
	Q3	Q2	Q1	Q4	Q3	Q2	Q1	Q4

Financing spreads on residential mortgage investments	0.74%	0.84%	1.11%	1.10%	1.09%	1.22%	1.30%	1.25%
Impact of yields on other interest-earning assets*	(0.03)	(0.04)	(0.04)	(0.05)	(0.04)	(0.05)	(0.04)	(0.03)
Impact of borrowing rates on other interest-paying liabilities*	(0.05)	(0.06)	(0.06)	(0.07)	(0.06)	(0.07)	(0.07)	(0.07)
Total financing spreads	0.66	0.74	1.01	0.98	0.99	1.10	1.19	1.15

*	Other interest-earning assets consist of overnight investments and cash collateral receivable from interest rate swap counterparties. Other interest-paying liabilities consist of unsecured borrowings (at an average borrowing rate of 8.49%) and cash collateral payable to interest rate swap counterparties.

CAPSTEAD MORTGAGE CORPORATION
FAIR VALUE ANALYSIS
(dollars in thousands, unaudited)

	September 30, 2015					December 31, 2014
	Unpaid Principal Balance	Investment Premiums	Basis or Notional Amount	Fair Value	Unrealized Gains (Losses)	Unrealized Gains (Losses)
Residential mortgage investments classified as available-for-sale: (a) (b)
Fannie Mae/Freddie Mac securities:
Current-reset ARMs	$5,893,922	$166,053	$6,059,975	$6,246,145	$186,170	$204,037
Longer-to-reset ARMs	4,132,291	153,254	4,285,545	4,316,868	31,323	37,095
Fixed-rate	22	–	22	23	1	1
Ginnie Mae securities:
Current-reset ARMs	1,885,763	66,480	1,952,243	1,961,783	9,540	8,796
Longer-to-reset ARMs	1,379,481	45,709	1,425,190	1,427,117	1,927	2,802
	$13,291,479	$431,496	$13,722,975	$13,951,936	$228,961	$252,731
Interest rate swap agreements and longer-dated secured borrowings: (c)
Two-year swap agreements			$8,400,000	$(14,462)	$(14,263)	$(4,607)
20-year swap agreements			100,000	(26,778)	(26,778)	(20,702)
Longer-maturity secured borrowings			3,246,177	3,248,588	(2,411)	(117)

(a)	Unrealized gains and losses on residential mortgage securities classified as available-for-sale are recorded as a component of Accumulated other comprehensive income in Stockholders’ equity. Gains or losses are generally recognized in earnings only if sold. Residential mortgage securities classified as held-to-maturity with a cost basis of $3 million and unsecuritized investments in residential mortgage loans with a cost basis of $4 million are not subject to fair value accounting and therefore have been excluded from this analysis.

(b)	Capstead classifies its residential ARM securities based on the average length of time until the loans underlying each security reset to more current rates (see page 12 of this release for further information).

(c)	To help mitigate exposure to higher interest rates, Capstead uses one-month LIBOR-indexed, pay-fixed, receive-variable interest rate swap agreements with two-year interest payment terms, supplemented with longer-maturity secured borrowings when available at attractive rates and terms. The Company has also entered into $100 million notional amount of swap agreements with terms coinciding with the 20-year variable-rate terms of the Company’s unsecured borrowings that begin in fourth quarter 2015 and third quarter 2016. Swap positions are designated as cash flow hedges for accounting purposes and carried on the balance sheet at fair value with related unrealized gains or losses reflected as a component of Accumulated other comprehensive income in Stockholders’ equity. Related hedge ineffectiveness is recognized in Interest expense. Borrowings are not subject to fair value accounting and therefore are carried on the balance sheet at their principal balance outstanding. The following reflects the Company’s portfolio financing-related swap positions and secured borrowings with original maturities of six month or greater, sorted by quarter of swap contract expiration and borrowing maturity. Average combined rates reflect related swap fixed-rate payment requirements and secured borrowing rates and exclude adjustments for hedge ineffectiveness and differences between LIBOR-based variable payments received on these swaps and unhedged borrowing rates.

Contract Expiration/Borrowing Maturity	Swap Notional Amounts	Longer-Maturity Secured Borrowings	Total	Average Combined Rates
Fourth quarter 2015	$1,200,000	$–	$1,200,000	0.45%
First quarter 2016	1,700,000	1,346,117	3,046,117	0.51
Second quarter 2016	1,100,000	350,000	1,450,000	0.52
Third quarter 2016	700,000	1,000,000	1,700,000	0.63
Fourth quarter 2016	800,000	450,000	1,250,000	0.69
First quarter 2017	1,000,000	100,000	1,100,000	0.74
Second quarter 2017	900,000	–	900,000	0.74
Third quarter 2017	400,000	–	400,000	0.74
Fourth quarter 2017	600,000	–	600,000	0.83
	$8,400,000	$3,246,117	$11,646,117

After consideration of portfolio financing-related swap positions, Capstead’s residential mortgage investments and related secured borrowings had durations as of September 30, 2015 of approximately 11¼ and 8¾ months, respectively, for a net duration gap of approximately 2½ months.  Duration is a measure of market price sensitivity to changes in interest rates.  A shorter duration generally indicates less interest rate risk.

CAPSTEAD MORTGAGE CORPORATION
RESIDENTIAL ARM SECURITIES PORTFOLIO STATISTICS
(as of September 30, 2015)
(dollars in thousands, unaudited)

ARM Type	Amortized Cost Basis (a)	Net WAC (b)	Fully Indexed WAC (b)	Average Net Margins (b)	Average Periodic Caps (b)	Average Lifetime Caps (b)	Months To Roll
Current-reset ARMs:
Fannie Mae Agency Securities	$4,312,568	2.33%	2.37%	1.71%	3.35%	9.71%	6.0
Freddie Mac Agency Securities	1,747,407	2.47	2.52	1.82	2.60	9.90	7.2
Ginnie Mae Agency Securities	1,952,243	2.46	1.85	1.51	1.06	8.41	7.2
Residential mortgage loans	2,740	3.39	2.45	2.04	1.59	10.98	4.8
(58% of total)	8,014,958	2.39	2.28	1.68	2.63	9.43	6.5
Longer-to-reset ARMs:
Fannie Mae Agency Securities	2,379,406	2.74	2.44	1.65	3.80	7.76	40.3
Freddie Mac Agency Securities	1,906,139	2.76	2.54	1.69	3.02	7.84	43.8
Ginnie Mae Agency Securities	1,425,190	2.79	1.84	1.51	1.08	7.86	40.0
(42% of total)	5,710,735	2.76	2.32	1.62	2.86	7.81	41.4
	$13,725,693	2.54	2.30	1.66	2.73	8.76	21.0

Gross WAC (rate paid by borrowers) (c)		3.15

(a)	Amortized cost basis represents the Company’s investment (unpaid principal balance plus unamortized investment premiums) before unrealized gains and losses. At September 30, 2015, the ratio of amortized cost basis to unpaid principal balance for the Company’s ARM holdings was 103.25. This table excludes $4 million in fixed-rate Agency Securities, residential mortgage loans and private residential mortgage pass-through securities held as collateral for structured financings.

(b)	Net WAC, or weighted average coupon, is the weighted average interest rate of the mortgage loans underlying the indicated investments, net of servicing and other fees as of the indicated date. Net WAC is expressed as a percentage calculated on an annualized basis on the unpaid principal balances of the mortgage loans underlying these investments. Fully indexed WAC represents the weighted average coupon upon one or more resets using interest rate indexes and net margins as of the indicated date. Average net margins represent the weighted average levels over the underlying indexes that the portfolio can adjust to upon reset, usually subject to initial, periodic and/or lifetime caps on the amount of such adjustments during any single interest rate adjustment period and over the contractual term of the underlying loans. ARM securities with initial fixed-rate periods of five years or longer typically have either 200 or 500 basis point initial caps with 200 basis point periodic caps. Additionally, certain ARM securities held by the Company are subject only to lifetime caps or are not subject to a cap. For presentation purposes, average periodic caps in the table above reflect initial caps until after an ARM security has reached its initial reset date and lifetime caps, less the current net WAC, for ARM securities subject only to lifetime caps. At quarter-end, 65% of current-reset ARMs were subject to periodic caps averaging 1.77%; 25% were subject to initial caps averaging 3.08%; 9% were subject to lifetime caps averaging 7.62%; and 1% were not subject to a cap. All longer-to-reset ARM securities at September 30, 2015 were subject to initial caps.

(c)	Gross WAC is the weighted average interest rate of the mortgage loans underlying the indicated investments, including servicing and other fees paid by borrowers, as of the indicated balance sheet date.